UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2022

Sensei Biotherapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39980	83-1863385
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

451 D Street, Suite 710 Boston, MA	02210
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (240) 243-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock	SNSE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05	Costs Associated with Exit or Disposal Activities.

On December 5, 2022, the Board of Directors of Sensei Biotherapeutics, Inc. (the “Company”) approved a plan to reduce the Company’s current workforce by approximately 40% to decrease operating expenses. The Company expects the reduction in force to be substantially completed in the first quarter of 2023. As a result, the Company estimates that it will incur a one-time charge of approximately $1.0 million in connection with one-time employee termination costs, including severance and other benefits. This charge is expected to be incurred during the fourth quarter of 2022 and the first quarter of 2023.

The estimates of costs that the Company expects to incur and the timing thereof are subject to a number of assumptions and actual results may differ.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 7, 2022, the Company notified Robert Pierce, who had been serving as the Company’s Chief Research and Development Officer, that his employment with the Company would terminate, effective December 7, 2022. In accordance with his employment agreement, previously filed as Exhibit 10.14 to the Company’s Registration Statement on Form S-1 (File No. 333-252138), contingent upon Dr. Pierce’s execution of a separation agreement, including a release of claims and compliance with certain restrictive covenants, Dr. Pierce will be entitled to severance benefits specified in Section 6.1 in his employment agreement.

Dr. Pierce has agreed to serve as a consultant for the Company, effective December 7, 2022. In connection therewith, the Company has entered into a consulting agreement with Dr. Pierce’s consulting entity, pursuant to which Dr. Pierce will provide consulting services to the Company (the “Consulting Agreement”), including the following compensation terms: (i) a 6-month cash retainer at $12,800 per month for up to 32 hours of consulting services per month, with an hourly rate of $400 per hour if the consulting services exceed 32 hours (the “Retainer Period”), (ii) an hourly rate of $500 per hour for up to 8 hours of consulting services per week following the Retainer Period and (iii) the extension of the exercise period for Dr. Pierce’s existing vested stock options to the latter of (A) December 7, 2025 or (B) until such time as provided for in the applicable equity plan and Dr. Pierce’s applicable option award agreement. The term of the Consulting Agreement is for one year from the effective date, unless terminated earlier pursuant to the terms of the Consulting Agreement. Either the Company or Dr. Pierce may terminate the Consulting Agreement without cause, subject to a specified notice period, or may terminate the Consulting Agreement immediately in the event of a breach which cannot be cured or if either party is accused of a crime or unethical conduct.

The foregoing description of the Consulting Agreement is not complete and is qualified in its entirety by reference to the Consulting Agreement, which the Company intends to file as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2022.

Item 7.01	Regulation FD Disclosure.

On December 8, 2022, the Company issued a press release announcing the corporate restructuring matters discussed above as well as the promotion of Edward van der Horst, Ph.D. to Chief Scientific Officer, effective as of December 7, 2022. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Item 7.01 and the exhibit attached hereto is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Exchange Act or the Securities Act of 1933, as amended, whether filed before or after the date hereof and regardless of any general incorporation language in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description

99.1	Press Release of Sensei Biotherapeutics, Inc., dated December 8, 2022

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

Forward Looking Statements

This report includes information that constitutes “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that involve risk and uncertainties. These statements include the estimate of charges to be incurred in connection with the reduction in force, the timing of the charges and the Company’s ability to reduce operating expenses. Management cautions the reader that these forward-looking statements are only predictions and are subject to a number of both known and unknown risks and uncertainties, and actual results, performance, and/or achievements may differ materially from the future results, performance and/or achievements expressed or implied by these forward-looking statements as a result of a number of factors. A description of the risks and uncertainties that may arise are set forth in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2022 and the Company’s other periodic reports that it files with the Securities and Exchange Commission from time to time. The statements made in this report are based on information available to the Company as of the date of this report and the Company undertakes no obligation to update any of the forward-looking statements after the date of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENSEI BIOTHERAPEUTICS, INC.

	By:	/s/ John Celebi
Date: December 8, 2022		John Celebi
President and Chief Executive Officer